EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Announces Third Quarter Earnings

•	Record quarterly income from operations of $306.8 million, including record Vinyls quarterly operating income of $59.4 million.

•
Reported earnings per diluted share of $1.25, which includes the impact of acquisition-related costs, certain non-recurring tax items and outage-related costs which, in the aggregate, reducing earnings per diluted share by $0.34.

•	Strong liquidity with cash balance of $813.5 million as of September 30, 2014.
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the third quarter of 2014 was $167.8 million, or $1.25 per diluted share, on net sales of $1,253.2 million. This represents a decrease in net income attributable to Westlake Chemical Corporation of $2.5 million, or $0.02 per diluted share, compared to the quarter ended September 30, 2013 net income attributable to Westlake Chemical Corporation of $170.3 million, or $1.27 per diluted share, on net sales of $1,004.2 million. Net income for the third quarter of 2014 was impacted by Westlake Chemical Partners ("WLKP") formation and initial public offering costs and Vinnolit acquisition-related costs of $21.6 million, after tax, an elevated effective tax rate and several unplanned outages. The increase in the effective tax rate was primarily due to several non-recurring tax items, which increased the third quarter tax provision by $16.2 million, primarily due to state tax rate changes. We estimate the 2014 annual tax rate on ordinary income will be approximately 35.6%. In addition, unplanned outages in the quarter at our Calvert City, Kentucky and Geismar, Louisiana facilities resulted in maintenance and other costs of $7.1 million after tax. These outages also resulted in lost sales and margins. Net sales for the third quarter of 2014 increased by $249.0 million compared to net sales for the third quarter of 2013, mainly attributable to sales contributed by Vinnolit, which we acquired in July 2014, higher sales prices for our major olefins products and PVC resin, and higher sales volumes for PVC resin, caustic soda and ethylene. The increase in net sales was partially offset by lower sales volumes for styrene and ethylene co-products. Income from operations was $306.8 million for the third quarter of 2014 as compared to $266.6 million for the third quarter of 2013. Income from operations for the third quarter of 2014 benefited primarily from improved olefins and vinyls integrated product margins, predominantly due to higher sales prices for most of our major products and lower overall feedstock costs as compared to the prior year period. Income from operations for the third quarter of 2014 was impacted by the lost sales, lower production rates, unabsorbed fixed manufacturing costs, and other costs associated with unplanned outages at our Calvert City and Geismar complexes, as well as the impact of WLKP formation and initial public offering costs and Vinnolit acquisition-related costs, including the one-time effect of selling higher-cost Vinnolit inventory recorded at fair value in the acquisition.
Third quarter 2014 net income attributable to Westlake Chemical Corporation of $167.8 million, or $1.25 per diluted share, decreased by $1.6 million from the $169.4 million, or $1.26 per diluted share, attributable to Westlake Chemical Corporation in the second quarter of 2014. The third quarter of 2014 was impacted by Vinnolit acquisition and WLKP formation and initial public offering costs and the non-recurring tax items recorded in the quarter. Sales in the third quarter of 2014 were $1,253.2 million compared to sales of $998.6 million in the second quarter of 2014, an increase of approximately $254.6 million. The increase in sales was largely the result of sales contributed by Vinnolit and higher sales volumes for PVC resin, PVC pipe and polyethylene. Third quarter 2014 income from operations of $306.8 million increased $40.0 million from the income from operations in the second quarter of 2014 of $266.8 million, primarily due to higher integrated olefins and vinyls margins. Ethane feedstock costs were lower in the third quarter as compared to the second quarter, benefitting the ethylene units, including our Calvert City ethylene plant that recently converted from propane to ethane feedstock. Additionally, income from operations for the third quarter of 2014 was impacted by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with unplanned outages, as well as the impact of the WLKP formation and initial public offering and Vinnolit acquisition-related costs.

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"We delivered strong results for the quarter and reported record operating income of $307 million, an increase of 15% over the record operating income that we reported in the second quarter of 2014," said Albert Chao, President and Chief Executive Officer. "Our results were supported by strong performance in our Olefins segment and by record operating income in our Vinyls segment. The improved profitability in our Vinyls segment results demonstrates the benefit of our recent investments to improve the cost position of our Vinyls assets, including the ethylene expansion and feedstock conversion of our Calvert City ethylene unit from propane to ethane feedstock. In addition, during the quarter we closed the acquisition of Vinnolit and completed the initial public offering of Westlake Chemical Partners LP, a master limited partnership. We believe both of these strategic initiatives will create value for our shareholders and provide additional growth opportunities."
For the nine months ended September 30, 2014, net income attributable to Westlake Chemical Corporation was $495.2 million, or $3.69 per diluted share, on net sales of $3,279.5 million. This represents an increase in net income attributable to Westlake Chemical Corporation of $55.7 million, or $0.42 per diluted share, from the nine months ended September 30, 2013 net income attributable to Westlake Chemical Corporation of $439.5 million, or $3.27 per diluted share, on net sales of $2,807.9 million. Net income for the nine months ended September 30, 2014 was impacted by WLKP formation and initial public offering costs and Vinnolit acquisition-related costs of $24.5 million, after tax, and the non-recurring tax items which increased the third quarter 2014 tax provision by $16.2 million. Net sales for the nine months ended September 30, 2014 increased by $471.6 million compared to the prior year period, primarily due to sales contributed by Vinnolit and our specialty PVC pipe business, which we acquired in July 2014 and May 2013, respectively, higher sales prices and sales volumes for most of our major olefins products and higher PVC resin sales prices, partially offset by lower ethylene co-products and styrene sales volumes. Income from operations was $821.6 million for the nine months ended September 30, 2014 as compared to $695.9 million for the nine months ended September 30, 2013, an increase mainly attributable to improved olefins integrated product margins, primarily as a result of the increased ethylene production at our Lake Charles, Louisiana complex after the first quarter 2013 completion of the Petro 2 ethylene unit expansion and its conversion to 100% ethane feedstock capability. The increase in income from operations for the nine months ended September 30, 2014 was partially offset by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with several planned and unplanned outages at our chemical complexes.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $358.0 million for the third quarter of 2014 increased $51.0 million compared to $307.0 million in the third quarter of 2013. EBITDA for the third quarter of 2014 increased $38.1 million compared to EBITDA of $319.9 million in the second quarter of 2014. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $776.1 million in the first nine months of 2014. Capital expenditures for the first nine months of 2014 were $311.2 million. In addition, during the third quarter of 2014, we raised $286.1 million from the initial public offering of WLKP, and paid $611.1 million, net of cash acquired, for the acquisition of Vinnolit. As of September 30, 2014, we had cash of $813.5 million and our long-term debt was $764.0 million.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $259.3 million in the third quarter of 2014, an increase of $22.1 million compared to $237.2 million in the third quarter of 2013. This increase was mainly attributable to higher olefins integrated product margins in the third quarter of 2014 as compared to the prior year period, primarily as a result of higher sales prices and lower ethane costs.
The Olefins segment reported income from operations of $259.3 million for the third quarter of 2014, an increase of $20.6 million from the $238.7 million reported in the second quarter of 2014. The increase was primarily due to higher polyethylene sales volumes and higher integrated olefins margins.
The Olefins segment reported income from operations of $770.3 million for the nine months ended September 30, 2014 as compared to income from operations of $586.0 million for the nine months ended September 30, 2013, an increase of $184.3 million. This increase was mainly attributable to improved olefins integrated product margins, primarily as a result of the increased ethylene production at our Lake Charles complex after the first quarter 2013 completion of the Petro 2 ethylene unit expansion and its conversion to 100% ethane feedstock capability. In addition, olefins integrated product margins for the nine months ended September 30, 2014 benefited from an increase in sales prices that outpaced increases in feedstock and energy costs as compared to the prior year period. Income from operations for the nine months ended September 30, 2013 was impacted by the lost production, unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the Lake Charles Petro 2 ethylene unit.

VINYLS SEGMENT
The Vinyls segment reported record income from operations of $59.4 million in the third quarter of 2014 compared to income from operations of $39.6 million in the third quarter of 2013, an increase of $19.8 million. This increase was mainly driven by higher vinyls integrated product margins in the third quarter of 2014, primarily as a result of the cost-advantaged ethane feedstock currently utilized at our Calvert City ethylene plant, as compared to the propane feedstock utilized during the prior year period. The third quarter 2014 income from operations was impacted by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with unplanned outages at our Calvert City and Geismar complexes and the effect of selling higher-cost Vinnolit inventory recorded at fair value.
The Vinyls segment reported income from operations of $59.4 million in the third quarter of 2014, an increase of $21.3 million compared to an operating income of $38.1 million in the second quarter of 2014. The increase in operating income in the third quarter was the result of higher sales volumes for PVC resin and PVC pipe, as well as higher integrated vinyls margins that benefited from lower feedstock costs as a result of the conversion of our Calvert City ethylene cracker from propane to ethane feedstock.
The Vinyls segment reported income from operations of $76.5 million for the nine months ended September 30, 2014 as compared to income from operations of $136.1 million for the nine months ended September 30, 2013, a decrease of $59.6 million. This decrease was primarily driven by lost sales, lower production rates and the expensing of $29.5 million related to unabsorbed fixed manufacturing costs and other costs associated with the maintenance turnaround at our Calvert City complex, our Calvert City ethylene plant’s feedstock conversion and expansion project and unplanned outages at our Calvert City and Geismar complexes. In addition, income from operations for the nine months ended September 30, 2014 was impacted by lower caustic sales prices, the severe winter weather experienced in early 2014 and, prior to the completion of the Calvert City ethylene plant’s feedstock conversion project, lower vinyls integrated product margins attributable to significantly higher propane costs.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding our estimated annual tax rate, cost advantages and the benefits of certain strategic initiatives and growth opportunities are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; Westlake’s ability to integrate acquired businesses; currency exchange risks; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC in February 2014.
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2014 results will be held Tuesday, November 4, 2014 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (866) 953-6856, or (617) 399-3480 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 32731323.
A replay of the conference call will be available beginning four hours after its conclusion until 3:00 p.m. Eastern Time on Tuesday, November 11, 2014. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 59480928
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/v8wqukso/lan/en and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

	(In thousands of dollars, except per share data)
Net sales	$1,253,227	$1,004,165	$3,279,479	$2,807,859
Cost of sales	891,707	699,694	2,324,978	2,002,092
Gross profit	361,520	304,471	954,501	805,767
Selling, general and administrative expenses	54,759	37,869	132,897	109,883
Income from operations	306,761	266,602	821,604	695,884
Interest expense	(9,486)	(3,297)	(28,182)	(14,921)
Other (expense) income, net	(2,670)	(287)	4,440	3,137
Income before income taxes	294,605	263,018	797,862	684,100
Provision for income taxes	124,449	92,728	300,231	244,647
Net income	170,156	170,290	497,631	439,453
Net income attributable to noncontrolling interests	2,399	—	2,399	—
Net income attributable to Westlake Chemical Corporation	$167,757	$170,290	$495,232	$439,453
Earnings per common share attributable to Westlake Chemical Corporation: (1)
Basic	$1.26	$1.28	$3.71	$3.29
Diluted	$1.25	$1.27	$3.69	$3.27

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(1)
On February 14, 2014, our Board of Directors authorized a two-for-one split of our common stock. Stockholders of record as of February 28, 2014 were entitled to one additional share for every share outstanding, which was distributed on March 18, 2014. Per share data for the three and nine months ended September 30, 2013 have been restated to reflect the effect of the stock split.

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2014	December 31, 2013

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$813,468	$461,301
Marketable securities	—	239,388
Accounts receivable, net	592,964	428,457
Inventories	500,552	471,879
Other current assets	44,964	48,057
Total current assets	1,951,948	1,649,082
Property, plant and equipment, net	2,710,475	2,088,014
Other assets, net	463,860	323,813
Total assets	$5,126,283	$4,060,909

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$573,036	$404,858
Long-term debt	763,968	763,879
Other liabilities	666,931	473,569
Total liabilities	2,003,935	1,642,306
Total Westlake Chemical Corporation stockholders' equity	2,833,861	2,418,603
Noncontrolling interests	288,487	—
Total equity	3,122,348	2,418,603
Total liabilities and equity	$5,126,283	$4,060,909

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2014	2013

	(In thousands of dollars)
Cash flows from operating activities
Net income	$497,631	$439,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,394	116,294
Deferred income taxes	34,459	83,443
Other balance sheet changes	95,640	(91,690)
Net cash provided by operating activities	776,124	547,500
Cash flows from investing activities
Acquisition of business, net of cash acquired	(611,087)	(178,309)
Additions to equity investments	—	(23,338)
Additions to property, plant and equipment	(311,183)	(498,290)
Construction of assets pending sale-leaseback	—	(136)
Proceeds from disposition of assets	145	78
Proceeds from repayment of loan acquired	45,923	—
Proceeds from repayment of loan to affiliate	—	167
Proceeds from sales and maturities of securities	342,045	239,764
Purchase of securities	(117,332)	(232,286)
Settlements of derivative instruments	(689)	(2,297)
Net cash used for investing activities	(652,178)	(694,647)
Cash flows from financing activities
Capitalized debt issuance costs	(1,167)	—
Dividends paid	(55,690)	(40,204)
Net proceeds from issuance of Westlake Chemical Partners LP common units	286,088	—
Proceeds from exercise of stock options	5,502	3,182
Repurchase of common stock for treasury	(9,495)	(19,409)
Windfall tax benefits from share-based payment arrangements	6,670	5,056
Net cash provided by (used for) financing activities	231,908	(51,375)
Effect of exchange rate changes on cash	(3,687)	—
Net increase (decrease) in cash and cash equivalents	352,167	(198,522)
Cash and cash equivalents at beginning of period	461,301	790,078
Cash and cash equivalents at end of period	$813,468	$591,556

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

	(In thousands of dollars)
Net external sales
Olefins	$703,097	$679,339	$2,124,948	$1,885,525
Vinyls	550,130	324,826	1,154,531	922,334
	$1,253,227	$1,004,165	$3,279,479	$2,807,859
Income (loss) from operations
Olefins	$259,277	$237,239	$770,267	$585,958
Vinyls	59,445	39,554	76,460	136,123
Corporate and other	(11,961)	(10,191)	(25,123)	(26,197)
	$306,761	$266,602	$821,604	$695,884
Depreciation and amortization
Olefins	$26,443	$26,515	$79,811	$76,415
Vinyls	27,336	14,089	68,127	39,507
Corporate and other	141	124	456	372
	$53,920	$40,728	$148,394	$116,294
Other income (expense), net
Olefins	$1,609	$728	$4,262	$5,889
Vinyls	1,189	(742)	942	(1,687)
Corporate and other	(5,468)	(273)	(764)	(1,065)
	$(2,670)	$(287)	$4,440	$3,137

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2014	2013	2014	2013

	(In thousands of dollars)
EBITDA	$319,891	$358,011	$307,043	$974,438	$815,315
Less:
Provision for income taxes	92,407	124,449	92,728	300,231	244,647
Interest expense	9,539	9,486	3,297	28,182	14,921
Depreciation and amortization	48,502	53,920	40,728	148,394	116,294
Net income	169,443	170,156	170,290	497,631	439,453
Changes in operating assets and liabilities	39,210	158,626	98,712	244,034	24,604
Deferred income taxes	11,084	15,100	23,018	34,459	83,443
Net cash provided by operating activities	$219,737	$343,882	$292,020	$776,124	$547,500

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2014 vs. Third Quarter 2013		Third Quarter 2014 vs. Second Quarter 2014
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+10.7%	-7.2%	+1.5%	-0.9%
Vinyls	+1.6%	+67.8%	+2.1%	+81.6%
Company	+7.8%	+17.1%	+1.6%	+23.9%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
Ethane (cents/lb)	8.4	8.8	11.4	9.8	7.9
Propane (cents/lb)	24.4	28.4	30.8	25.2	24.6
Ethylene (cents/lb) (2)	54.3	52.3	55.1	55.5	66.6
Polyethylene (cents/lb) (3)	101.7	105.0	107.7	109.0	110.0
Styrene (cents/lb) (4)	83.2	81.8	86.9	82.2	85.8
Caustic soda ($/short ton) (5)	605.8	582.5	579.2	595.0	588.3
Chlorine ($/short ton) (6)	248.3	245.0	236.7	232.5	232.5
PVC (cents/lb) (7)	61.5	60.5	66.5	69.5	70.2
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.

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